AMENDMENT NO. 1 TO
AMENDED AND RESTATED OWNERSHIP LIMIT WAIVER AGREEMENT (VORNADO)

THIS AMENDMENT NO 1 TO AMENDED AND RESTATED OWNERSHIP LIMIT WAIVER AGREEMENT (this “Amendment”), dated as of April 21, 2009, is between Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), and Vornado Realty L.P. (“VRT”), a Delaware limited partnership (together Vornado Realty Trust and with any entity at least 99% of the voting securities of which are owned by VRT or Vornado Realty Trust, “Vornado”) and amends, as set forth below, that certain Amended and Restated Ownership Limit Waiver Agreement (Vornado), dated as of October 27, 2008, between the Company and VRT (the “Agreement”).  Capitalized terms used, but not otherwise defined, in this Amendment shall have the meanings given to them in the Agreement or in the hereinafter-mentioned Declaration.

RECITALS

A.           Article IX of the Company’s Declaration of Trust (the “Declaration”) contains (1) a restriction prohibiting any Person from Beneficially Owning or Constructively Owning outstanding shares of beneficial interest in the Company which are classified as Common Stock or Preferred Stock (the “Equity Stock”) in excess of 9.8% of the value of the outstanding Equity Stock of the Company (the “Ownership Limit”) and (2) a restriction setting forth that any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Equity Stock of the Company that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

B.           The Company and Vornado entered into the Agreement in connection with the an increase in Vornado’s ownership of the Company on October 27, 2008.

C.           The Company and Vornado wish to make certain clarifications to the Agreement so that VRT Equity Stock includes any Equity Stock issued in respect of Vornado’s ownership of the Company by reason of or in connection with certain stock dividends declared.

D.           Pursuant to subparagraph (a)(9) of Article IX of the Declaration, the Company’s Board of Trustees has adopted resolutions approving this Amendment.

AGREEMENT

1.           Section 1 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

1.1           The Company exempts Vornado, effective as of the date hereof and subject to the terms herein, from the Ownership Limit solely (A) (i) to the extent of Vornado’s Beneficial Ownership or Constructive Ownership of the lesser of (1) 16,149,594 shares of Equity Stock; and (2) any lesser number of shares of Equity Stock of the Company owned by Vornado from time to time after the Settlement Date, plus (ii) the number of shares of Equity Stock of the Company applicable to Vornado’s Beneficial Ownership or Constructive Ownership of any Equity Stock of the Company that is owned by Winthrop Realty Trust or WRT Realty L.P. (together (“Winthrop”), but in no event more than the lesser of (1) 3,500,000 shares of Equity Stock of the Company and (2) any lesser number of shares of Equity Stock of the Company owned by Winthrop from time to time following the Settlement Date, plus (iii) the number of shares of Equity Stock of the Company issued by the Company to Vornado or Winthrop by reason of or in connection with any stock dividend declared and paid pursuant to Revenue Procedure 2008-68 or any similar Revenue Procedure or private letter ruling with respect to shares of Equity Stock exempt under this Agreement where the value of Vornado’s Beneficial or Constructive Ownership expressed as a percentage of the value of all shares of Equity Stock of the Company does not exceed 23% following such stock dividend (a “Permitted Stock Dividend”), and (B) upon and subject to Vornado’s compliance with Section 2.2 below and its continued compliance with the covenants referred to therein.  This exemption shall not apply to any other shares of Equity Stock of the Company Beneficially Owned or Constructively Owned by Vornado.

1.2           For avoidance of doubt, (x) following any sale, assignment, transfer or other disposition by Vornado of shares of Equity Stock of the Company, the exemption granted by the Company hereunder shall exempt Vornado from the Ownership Limit only with respect to the maximum aggregate number of shares of Equity Stock of the Company, as the case may be, owned by Vornado immediately after such sale, assignment, transfer or disposition and after each such sale, assignment, transfer or disposition by Vornado anytime thereafter, (y) under no circumstances shall this exemption apply to any Equity Stock of the Company acquired by Vornado or Winthrop at any time after the the date hereof, with the exception of shares of Equity Stock of the Company issued by the Company to Vornado or Winthrop by reason of or in connection with a Permitted Stock Dividend or that are acquired by Vornado through a distribution by Winthrop of the 3,500,000 shares of Equity Stock owned by Winthrop on the Settlement Date (or such lesser number, or such larger number pursuant to clause 1.1(A)(iii) above, as applicable), (z) Permitted Stock Dividends shall not include any shares of Equity Stock issued pursuant to a direct share purchase or dividend reinvestment plan.

2.           Except as modified by this Amendment, the Agreement is hereby ratified and affirmed in all respects.  Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provision of the Agreement, other than as stated above.

3.           All questions concerning the construction, validity and interpretation of this Amendment shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

[Signature Page Follows]

Each of the parties has caused this Amendment to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

THE COMPANY		VORNADO

Lexington Realty Trust		Vornado Realty L.P.

		By:	Vornado Realty Trust General Partner

By:	/s/ T. Wilson Eglin		By:	/s/ Alan J. Rice
	Name: T. Wilson Eglin			Name: Alan J. Rice
	Title: Chief Executive Officer			Title: SVP